Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 of our reports dated March 29, 2007 on our audits of the consolidated financial statements of Seitel, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and of the internal control over financial reporting of Seitel, Inc. as of December 31, 2006. We also consent to the references to our firm under the caption “Independent Auditors.”

/s/ BKD, LLP

Houston, Texas

July 25, 2007